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                                                              As of May 16, 1996

                                TIME WARNER INC.
                               RETIREMENT PLAN FOR
                                OUTSIDE DIRECTORS

        1. PURPOSE. The purpose of the Plan is to recognize the service and contributions of the members of the Board of Directors to Time Warner Inc. (the "Company") by providing retirement income benefits and to attract and retain persons of outstanding ability as members of the Board of Directors.

        2. DEFINITIONS. Except as otherwise expressly provided herein, the terms defined in this Section 2 shall have the meanings assigned to them herein, and shall include the plural as well as the singular.

               (a) "Annual Retainer" shall mean the value of the basic annual retainer payable to Outside Directors and shall include (i) cash, (ii) the value on the date of grant of any shares of Restricted Stock awarded to Outside Directors pursuant to the 1988 Restricted Stock Plan for Non-Employee Directors or any successor thereto, and (iii) any portion of the basic annual retainer which is deferred pursuant to the Deferred Compensation Plan for Directors of Time Warner Inc. or any successor thereto, but shall not include (x) fees payable for services as the Chairman of a Committee of the Board and (xi) attendance fees for Committee meetings and special Board meetings.

               (b) "Beneficiary" shall mean the person or persons entitled to receive payments under the Plan pursuant to Section 10 hereof after the death of a Participant.

               (c) "Board" shall mean the Board of Directors of the Company.

               (d) "Company" shall mean Time Warner Inc., a Delaware corporation, and any successor thereto.

               (e) "Outside Director" shall mean a member of the Board of Directors of the Company who is not an employee of

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the Company or any subsidiary of the Company. For the purposes hereof, a subsidiary of the Company shall mean any corporation, partnership or other entity in which the Company owns, directly or indirectly, an equity interest of 50% or more. For the purposes hereof, a Director who is or was an employee of the Company or any subsidiary of the Company will be considered an Outside Director only for those periods when he or she was a member of the Board and was not such an employee.

               (f) "Participant" shall mean a person who has at least three Service Credit Years and who was an Outside Director on or after January 1, 1987.

               (g) "Plan" shall mean this Retirement Plan for Outside Directors of the Company.

               (h) "Service Credit Years" shall mean the number of years, including quarters of a year calculated as described below, a member of the Board (i) served as an Outside Director, plus (ii) the number of years, if any, that such member served as a director of Warner prior to July 24, 1989 but, for these purposes, counting only those years during such service when such member was not also an employee of Warner or any of its subsidiaries. If the total of all such service includes a portion of a year, Service Credit Years shall be calculated by rounding up any portion of a year to the next whole quarter of a year.

               (i) "Warner" shall mean Warner Communications Inc., a Delaware corporation, and its predecessor corporations.

        3.  AUTHORITY.

               (a) Approval. The Board originally approved this Plan on October 20, 1988. The Plan may be amended from time to time as provided in Section 9 hereof.

               (b) Administration. The Plan shall be administered by the Office of the Secretary of the Company (the "Corporate Secretary") and such other person or persons from time to time designated by the Secretary of the Company.

               (c) Legal Opinions. The Company and the Corporate Secretary may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to their

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obligations or duties hereunder, or with respect to any action or proceeding or any questions of law, and shall not be liable with respect to any action taken or omitted by them in good faith pursuant to the advice of such counsel.

               (d) Liability. Any decision made or action taken by the Company, the Board, the Chief Executive Officer of the Company or the Corporate Secretary arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of all and each of them, as the case may be, and will be conclusive and binding on all parties. No member of the Board and no employee of the Company shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his or her bad faith, for anything done or omitted to be done by himself or herself.

        4. AMOUNT OF BENEFITS. The annual retirement benefit payable to any Participant under the Plan shall be an amount equal to one-half of the Annual Retainer payable to Outside Directors for the earlier of (a) the year in which the Participant ceases to be an Outside Director and (b) the year ended December 31, 1995.

        5. DURATION OF BENEFITS. Annual retirement benefits payable under the Plan shall be paid for the number of Service Credit Years earned by an Outside Director through May 16, 1996 and shall include Series Credit Years earned prior to the adoption of the Plan.

        6. PAYMENT OF BENEFITS. Except as otherwise provided in Sections 7, 8, 11 and 13, retirement benefits payable to the Participant under the Plan shall be payable quarterly on the first day of the calendar quarter, commencing on the first day of the calendar quarter following the later to occur of (a) the day the Participant retires from the Board or (b) the day the Participant attains age 60.

        7. DEATH. In the event the Participant shall die prior to the commencement of benefits under the Plan, the Participant's Beneficiary shall be entitled to receive in one lump-sum cash payment an amount equal to the total benefits a Participant would have been entitled to receive pursuant to

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Sections 4 and 5 had the Participant not died. In the event the Participant shall die after commencement of retirement benefits under the Plan but prior to the completion thereof, the Participant's Beneficiary shall be entitled to receive in one lump-sum cash payment an amount equal to the total remaining benefits that would have been paid to the Participant had he or she not died. In each case, such lump-sum payment shall be made as soon as practicable after receipt by the Corporate Secretary of satisfactory evidence of the death of the Participant.

        8. DISABILITY. In the event the Participant shall suffer a permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto (a "Disability") prior to the commencement of benefits under the Plan, then benefits under the Plan shall commence on the first day of the calendar quarter following receipt by the Corporate Secretary of satisfactory evidence of the occurrence of such Disability.

        9. AMENDMENT AND TERMINATION. The Board of Directors of the Company may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that any such modification, amendment, suspension or termination may not, without the Participant's consent, adversely affect any benefits accrued to him or her prior to the effective date of such modification, amendment, suspension or termination. The Plan shall remain in effect until terminated pursuant to this
Section 9.

        10. BENEFICIARIES. Each Participant may designate any person(s) or legal entity(ies), including his or her estate, as his or her Beneficiary under the Plan. Such designation shall be made in writing on a form filed with the Corporate Secretary or his or her designee and may be revoked or changed by a Participant at any time by filing written notice of such revocation or change with the Corporate Secretary or his or her designee. If no person shall be designated by a Participant as his or her Beneficiary or if no person designated by such Participant as his or her Beneficiary survives such Participant, the Participant's Beneficiary shall be his or her estate.

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        11. ACCELERATION OF BENEFITS. Notwithstanding any other provisions of the Plan to the contrary, the Chief Executive Officer of the Company, in his or her sole discretion, is empowered to accelerate the payment of the annual retirement benefits accrued to a Participant under the Plan, whether in a lump-sum payment or otherwise, for any reason the Chief Executive Officer shall deem appropriate in the circumstances.

        12. NO RIGHT TO NOMINATION. Nothing contained in the Plan shall confer upon any Outside Director the right to be nominated for reelection to the Board.

        13. EFFECTIVE DATE. The Plan shall be effective October 20, 1988. Persons who ceased to be Outside Directors after January 1, 1987 and before October 20, 1988 shall be entitled to their first quarterly payment on January 1, 1989 if they are otherwise eligible to receive payments under the Plan.

        14.  MISCELLANEOUS.

               (a) Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

               (b) Withholding. The Company shall have the right to deduct from any payment to be made pursuant to the Plan any Federal, state or local taxes required by law to be withheld.

               (c) Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of New York except as such laws may be superseded by any Federal law.

               (d) Assignment. A Participant may not assign, anticipate or alienate in any manner any interest arising under the Plan and any attempt to assign, anticipate or alienate any such interest shall be void. In addition, no interest hereunder shall be subject to attachment, bankruptcy proceedings or to any other legal processes or to the interference or control of creditors or others.

               (e) Incompetency. If the Chief Executive Officer determines that any Participant or Beneficiary, as the case may be, to whom a payment is due hereunder is an incompetent by reason of physical or mental disability, or is a minor, the Chief Executive Officer shall have the power to cause the payments becoming due to such Participant or Beneficiary to be

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made to another for the benefit of the incompetent or minor, without responsibility of the Company, the Chief Executive Officer or the Corporate Secretary to see to the application of any such payment. Payments made pursuant to such power shall operate as a complete discharge of the Company's liability under this Plan.

               (f) Notice. All notices, elections, consents, directions and other communications required or permitted under the Plan must be in writing and if sent to the Company, shall be addressed to the Corporate Secretary at the Company's principal executive offices, currently the Time & Life Building, Rockefeller Center, New York, New York 10020 and if sent to the Participant, shall be addressed to the Participant at the address appearing on the designation of Beneficiary form, or absent such an address, at the address appearing on the records of the Corporate Secretary or at such other address as may be supplied by the Participant by written notice to the Corporate Secretary from time to time.

               (g) Nonexclusivity. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board to adopt such other retirement, incentive or compensation arrangements as it may deem desirable, and any such arrangements may be either generally applicable or applicable only in specific cases.




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